Exhibit 99.1

STÉPHANE GONTHIER TO BECOME PRESIDENT, CEO, AND MEMBER OF THE BOARD OF 99¢ ONLY STORES

Interim CEO Richard Anicetti to Return to Role
Solely as Member of the Board of Directors

CITY OF COMMERCE, Calif.—August 12, 2013—99¢ Only Stores announced today that Stéphane Gonthier has accepted an offer to join the Company as President, Chief Executive Officer and member of the Board. Following an extensive search, Mr. Gonthier was selected based on his deep operational experience and track record of growing companies in the sector. Mr. Gonthier’s appointment is expected to become effective over the next 60 days.  Interim CEO Richard Anicetti, a successful food retailing executive, will return to his role solely as a member of the Board.

“The growth of 99¢ Only Stores has been outstanding for the past several quarters, and we are excited to bring on Stéphane as our President and CEO to help us capitalize on our recent accomplishments and guide the Company toward long-term success as a leader in the extreme-value category,” said David Kaplan, Chairman of the Board and Senior Partner of Ares Management LLC.

Mr. Gonthier brings more than 15 years of experience in value-oriented retail, having most recently served since September 2007 as Chief Operating Officer at Dollarama Inc. (TSX:DOL), the leading dollar store chain in Canada that operates more than 800 stores across Canada.  Prior to that, he served in various executive positions with Alimentation Couche-Tard Inc.(TSX:ATD.B), a global convenience store chain best known as the operator of the Circle K stores in the United States, from 1998 until 2007. His final position at that company was as Senior Vice President, Eastern North America, where he was responsible for four divisions consisting of approximately 2,600 convenience stores in Canada and the United States.

About 99¢ Only Stores

Founded in 1982, 99¢ Only Stores® currently operates 326 extreme value retail stores consisting of 237 stores in California, 42 in Texas, 30 in Arizona, and 17 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. For more information, visit http://www.99only.com.

Contact

Bill Mendel

212-397-1030

bill@mendelcommunications.com